Exhibit 4.41

Exclusive Call Option Agreement

THIS EXCLUSIVE OPTION AGREEMENT (“this Agreement”) is made and entered into by and among the following parties on March 17, 2017 in Shanghai, the People’s Republic of China (the “PRC”).

Party A:                                Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd., a wholly-owned Chinese subsidiary of a enterprise registered in Hong Kong;

Party B:                                Hu Haiqing, whose ID number is 320102198102151619, with his address at 8 Chaoyangmen North Street, Dongcheng District, Shanghai;

Tan Juan, whose ID number is 440224198107072865, with her address at Diwang Mansion, No. 5002, Shennan East Road, Luohu District, Shenzhen, Guangdong Province;

;

Party C:                                Shanghai Yuanhua Information Technology Co., Ltd., a limited liability company duly organized and validly existing under the laws of the PRC, with its address at 397 Jiaozhou Road, Building 5 Room F206, Jingan District, Shanghai;

In this Agreement, Party A, Party B and Party C are referred to as a “Party” individually and the “Parties” collectively.

WHEREAS:

Party B, Hu Haiqing holds 80% of the equity interest in Party C, Tan Juan holds 20% of the equity interest in Party C. Both jointly hold the 100% equity interest in Party C;

Party A regularly provides Party C with relevant management consulting services;

Now therefore, upon mutual negotiations and via reaching consensus, the Parties have reached the following agreement:

1.                  SALES AND PURCHASE OF EQUITY

1.1                     GRANT OF THE OPTION

Party B, jointly and severally as the shareholders of Party C, hereby irrevocably grants Party A an exclusive option to purchase, or designate one or more persons (the “Designee(s)”) to purchase, in whole or in part, the equity interest in Party C then held by Party B once or for multiple times at any time at Party A’s sole and absolute discretion subject to laws of the PRC and at the price described in Article 1.3 hereof (“Equity Purchase Option”). Except for Party A and the Designee(s), in no event shall any other person be entitled to the Equity Purchase Option or other rights in relation to the equity interest then held by Party B. Party C hereby accepts and ratifies Party B’s grant of the Equity Purchase Option to Party A. The term “person” as used herein refers to any individual, corporation, joint venture, partnership, enterprise, trust or non-corporate organization.

1.2                     PROCEDURE FOR EXERCISE OF THE EQUITY PURCHASE OPTION

Subject to the provisions of the laws and regulations of the PRC, Party A shall notify Party B in writing (the “Notice on Exercise”) upon exercise of the Equity Purchase Option on one or more occasions. Such notice covers the following items: (a) Party A’s decision to exercise the Equity Purchase Option; (b) the share percentage of the equity interest which Party A proposes to purchase from Party B (the “Purchased Equity Interest”); and (c) the date as of such purchase and/or transfer of such Purchased Equity Interest.

1.3                     EQUITY PURCHASE PRICE

Unless required by the laws of the PRC to evaluate the Purchased Equity Interest upon Party A’s exercise of the Equity Purchase Option, the price of such Purchased Equity Interest (the “Equity Purchase Price”) shall be the lowest price that the applicable laws of the PRC allow as of the exercise, and Party B shall immediately donate to Party C the received payment of the consideration free of charge.

1.4                     TRANSFER OF THE PURCHASED EQUITY INTEREST

Where Party A exercises the Equity Purchase Option,

1.4.1                    Party B shall cause Party C to timely convene a shareholders’ meeting, on which the resolution that Party B transfer the Purchased Equity Interest to Party A and/or the Designee(s) shall be approved;

1.4.2                    Party B and Party A and/or the Designee(s) (if applicable) shall execute a share transfer agreement for such transfer on each occasion in accordance with the provisions of this Agreement and the Notice on Exercise;

1.4.3                    The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary approvals and permits from government authorities and take all necessary actions, to transfer to Party A and/or the Designee(s), valid ownership of the Purchased Equity Interest without any security interest attached, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Purchased Equity Interest.

1.4.4                    For the purpose of this Section and this Agreement, “security interest” includes any security, mortgage, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements; for avoidance of any doubt, it shall be deemed to exclude any security interest created under this Agreement and Party B’s Equity Pledge Agreement.  “Party B’s Equity Pledge Agreement”, for the purpose of this section and this Agreement, shall refer to the Equity Pledge Agreement executed by and among Party A, Party B and Party C as of the date hereof (the “Equity Pledge Agreement”), whereby Party B pledges all the equity in Party C to Party A, in order to guarantee Party C’s performance of its obligations under the Exclusive Business Cooperation Agreement executed by and between Party C and Party A.

2.                  COVENANTS

2.1                     COVENANTS REGARDING PARTY C

Party B (as shareholders of Party C) and Party C hereby covenant as follows:

2.1.1                    Without the prior written consent of Party A, they shall not in any manner supplement, change or amend the articles of association of Party C, or increase or decrease Party C’s registered capital, or otherwise alter the structure of Party C’s registered capital;

2.1.2                    Party B and Party C shall maintain the corporate existence of Party C, as well as prudently and effectively operate its business and handle related affairs in accordance with good financial and business standards and practices ;

2.1.3                    Without the prior written consent of Party A, they shall not at any time after the execution of this Agreement, sell, transfer, mortgage or otherwise dispose of any assets of Party C, or any legitimate and beneficial interest in the business or revenues of Party C, or allow creating any security interest thereon;

2.1.4                    Without the prior written consent of Party A, they shall not incur, assume, or guarantee or allow existence of any debt, except for (1) the debts arising out of normal or daily business other than loans; or (2) the debts that have been disclosed to and/or approved by Party A in writing;

2.1.5                    They shall always operate all of Party C’s businesses during the ordinary business course to maintain the asset value of Party C and refrain from any action/omission that may affect Party C’s operating status and asset value;

2.1.6                    Without the prior written consent of Party A, they shall not cause Party C to enter into any material contract other than the contracts executed in the normal business course (for purpose of this section, a contract with a value exceeding RMB 100,000 shall be deemed as a material contract);

2.1.7                    Without the prior written consent of Party A, Party C shall not provide any person with any loan or credit;

2.1.8                    Upon the request of Party A, they shall provide Party A with information on Party C’s business operations and financial conditions;

2.1.9                    If requested by Party A, Party C shall purchase and maintain insurance for its assets and business from an insurance company acceptable to Party A, at an amount and type of coverage typical for companies that operate the similar businesses;

2.1.10             Without the prior written consent of Party A, Party C shall not merge with, consolidate with, acquire or invest in any person;

2.1.11             They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party C’s assets, business or revenue;

2.1.12             To maintain Party C’s ownership of all its assets, they shall execute all necessary or proper documents, take all necessary or proper actions, raise all necessary or proper actions and make all necessary or proper defenses against all claims;

2.1.13             Without the prior written consent of Party A, Party C shall by no means distribute dividends to its shareholders; however, upon Party A’s written request, Party C shall distribute all its distributable profits to its respective shareholders immediately; and

2.1.14             Upon the request of Party A, they shall appoint any persons designated by Party A as the directors of Party C.

2.2                     COVENANTS OF PARTY B AND PARTY C

Party B hereby covenants as follows:

2.2.1                    Without the prior written consent of Party A, Party B shall not sell, transfer, pledge or otherwise dispose of any legal or beneficial rights with respect to its equity in Party C, or allow to create any other security interests thereon, except for the pledge placed on such equity in accordance with Party B’s Equity Pledge agreement;

2.2.2                    Party B shall cause the shareholders’ meeting or the board of directors of Party C, without the prior written consent of Party A, not to approve the sale, transfer, pledge or otherwise disposal of any legal or beneficial rights with respect to its equity in Party C, or permit to create any other security interests thereon, except for the pledge placed on such equity in accordance with Party B’s Equity Pledge Agreement;

2.2.3                    Without the prior written consent of Party A, Party B shall cause the shareholders’ meeting or the board of directors of Party C not to approve Party C’s merger or consolidation with any person, or the acquisition of or investment of Party C in any person;

2.2.4                    Party B shall promptly notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the equity interest in Party C held by Party B;

2.2.5                    Party B shall cause the shareholders’ meeting or the board of directors of Party C to approve the transfer of the Purchased Equity under this Agreement and to take any other actions as requested by Party A;

2.2.6                    In order to maintain its ownership to the equity interest in Party C, Party B shall execute all necessary or proper documents, take all necessary or proper actions, raise all necessary or proper claims, and make all necessary or proper defenses against all claims;

2.2.7                    At the request of Party A, Party B shall appoint any person designated by Party A as the director of Party C;

2.2.8                    Upon the request of Party A at any time, Party B shall promptly and unconditionally transfer its equity interest in Party C to Party A’s designee(s) in accordance with the Equity Purchase Option under this Agreement, and Party B hereby waives its preemptive right (if any) to purchase the equity interest when the other existing shareholder of Party C  conducts the said transfer of its equity interest in Party C (if any); and

2.2.9                    Party B shall strictly comply with all the provisions of this Agreement and other contracts jointly or individually executed by and among Party B, Party C and Party A, perform all the obligations hereunder and thereunder in good faith, and refrain from any action/omission that may adversely affect the validity or enforceability thereof.  If Party B has any remaining rights with respect to the equity interest subject to this Agreement or under the Equity Pledge Agreement among the same parties hereto or under the Power of Attorney granted in favor of Party A, Party B shall not exercise such rights except in accordance with the written instructions of Party A.

3.                  REPRESENTATIONS AND WARRANTIES

On the execution date of this Agreement and on each transfer date, Party B and Party C hereby jointly and severally represent and warrant to Party A as follows:

3.1                     They have the right and capacity to execute and deliver this Agreement as well as any share transfer agreement that is entered into on each occasion that the Purchased Equity Interest under this Agreement is transferred and to which each of them is a party (“Transfer Agreement”), and to perform their obligations under this Agreement and any such Transfer Agreement.  Party B and Party C agree to enter into a Transfer Agreement consistent with the terms of this Agreement on each occasion of the exercise of the option. This Agreement and the Transfer Agreements to which they are parties constitute or will constitute their legal, valid and binding obligations and can be enforced in accordance with the provisions therein;

3.2                     The execution and delivery of or the performance of the obligations under this Agreement or any Transfer Agreements does not: (1) violate any applicable laws and regulations of the PRC; (2) contradict with the articles of association or any other constitutional documents of Party C; (3) result in any violation or breach of any contracts or instruments to which they are a party or which are binding on them; (4) result in any violation of any condition for the issuance and/or valid existence of any licenses or permits issued to either of them; or (5) result in the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.3                     Party B has sound and good, transferable ownership over its equity interest in Party C.  Apart from Party B’s Equity Pledge Agreement, Party B has never established any other security interest on the aforesaid equity interest;

3.4                     Party C has sound and good, transferable ownership over all of its assets and has never established any security interest on the aforesaid assets;

3.5                     Party C has no outstanding debt other than (1) those incurred in the normal business course; and (2) those disclosed to and approved by Party A in writing;

3.6                     Party C will obey any and all laws and regulations of the PRC applicable to the acquisition of assets; and

3.7                     There is no on-going, pending or threatened litigation, arbitration or administrative proceedings related to or endangering the equity interest in or the assets of Party C.

4.                  EFFECTIVE DATE

This Agreement shall come into force upon the date of signature by the Parties and remain effective for a term of 10 year, and may be renewed for an additional 10 years on the same term at Party A’s discretion.

5.                  GOVERNING LAW AND DISPUTE SETTLEMENT

5.1                     GOVERNING LAW

The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of the PRC formally published and publicly available.  Matters not covered by formally published and publicly available laws of the PRC shall be governed by international legal principles and practices.

5.2                     DISPUTE SETTLEMENT

Any dispute arising from the interpretation and performance of this Agreement shall be first settled by the Parties through friendly negotiations.  In the event the Parties fail to reach an agreement on the dispute within 30 days after the written request for friendly negotiations delivered by one Party to the other Parties, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission for arbitration, which shall be conducted in accordance with such Commission’s arbitration rules in effect at the time of applying for arbitration.  The arbitration shall take place in Shanghai, and the language used in arbitration shall be Chinese.  The arbitral award is final and binding upon all the Parties.

6.                  TAXES AND EXPENSES

All the fees and taxes incurred under this Agreement shall be assumed by Party C.

7.                  NOTICES

7.1                     All notices and other communications required by or given under this Agreement shall be delivered in person or sent by registered mail, postage prepaid mail, a commercial courier service or facsimile to the following correspondence addresses.  Each of the said notice shall also be resent by email.  The dates on which notices shall be deemed to have been effectively served shall be determined as follows:

7.1.1            Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively served on the date of delivery or refusal at the address specified for receiving notices.

7.1.2            Notices given by facsimile transmission shall be deemed effectively served on the date of the successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.3                     Any Party may notify other Parties of its change of address for receipt of notice at any time in accordance with the provisions hereof.

8.                  CONFIDENTIALITY

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement is confidential information.  Each Party shall maintain the confidentiality of all such information, and without prior written consent of other Parties, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information that is or will be in the public domain (provided that this is not the result of an unauthorized public disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor with regard to the transaction contemplated hereunder, provided that such legal counsel or financial advisor are also bound by confidentiality duties similar to the duties in this provision. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed as disclosure of such confidential information by such Party, and such Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.                  FURTHER WARRANTY

The Parties agree to promptly execute the documents that are reasonably required for or are conducive to the implementation of the provisions and for the purposes of this Agreement, and to take further actions that are reasonably required for or are conducive to the implementation of the provisions and for the purposes of this Agreement.

10.           MISCELLANEOUS

10.1                        AMENDMENT, CHANGE AND SUPPLEMENT

Any amendment, change or supplement to this Agreement shall be made in writing and signed by the Parties.

10.2                        ENTIRE AGREEMENT

Except for the written amendments, supplements or changes made after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

10.3                        HEADINGS

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

10.4                        LANGUAGE

This Agreement is executed in 4 counterparts in Chinese, Party A, Party B and Party C each holds one copy with equal legal force.

10.5                        SEVERABILITY

In case that one or more provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby in any aspect.  The Parties shall endeavor by means of consultations in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions to the maximum extent permitted by law while preserving the original intentions of the Parties, and the economic effect generated by such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

10.6                        SUCCESSORS

This Agreement shall be binding upon and inure to the interests of the respective successors and the permitted assignees of the Parties.

10.8                        SURVIVAL

10.8.1             Any obligations that occur or become due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

10.8.2             The provisions of Article 5, Article 7, Article 8 and Article 10.8 in this Agreement shall survive the termination of this Agreement.

10.9                        WAIVER

Any Party may waive its rights and interests under the terms and conditions of this Agreement, provided that such a waiver is made in writing and signed by the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall be deemed as a waiver by such a Party with respect to any similar breach in other circumstances.

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[Signature Page of the Exclusive Option]

IN WITNESS WHEREOF, the Parties hereto have caused this Exclusive Purchase Agreement to be duly executed on their behalf by duly authorized representatives as of the date first written above and with immediate effect upon the execution.

Party A:            Yuanhua Medical Consultancy Services (Shanghai) Co., Ltd.

Signature:	/s/ He Xin
Name:	He Xin
Title:	Legal Representative

Party B:	Hu Haiqing

Signature:	/s/ Hu Haiqing

Tan Juan

Signature:	/s/ Tan Juan

Party C:	Shanghai Yuanhua Information Technology Co., Ltd.

Signature:	/s/ He Xin
Name:	He Xin
Title:	Legal Representative